RESIDENTIAL ACCREDIT LOANS, INC.
                                    DEPOSITOR

                           RALI SERIES 2005-QS1 TRUST
                                     ISSUER

                         RESIDENTIAL FUNDING CORPORATION
                                 MASTER SERVICER

        MORTGAGE ASSET-BACKED PASS-THROUGH CERTIFICATES, SERIES 2005-QS1

         $ 2,912,934                 0.00%            CLASS A-P CERTIFICATES
------------------------------ ------------------- -----------------------------
                         Supplement dated April 27, 2005
                                       to
                  Prospectus Supplement dated January 25, 2005
                                       to
                       Prospectus dated September 25, 2003

     Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the prospectus supplement dated January 25, 2005.

     The following two paragraphs shall supplement information on the cover page and in the section entitled "Method of Distribution" in the prospectus supplement:

     UBS Securities LLC as the Class PO underwriter will offer the Class A-P Certificates to the public at varying prices to be determined at the time of sale. The proceeds to the depositor from the sale of the Class A-P Certificates to the Class PO underwriter, before deducting expenses payable by the depositor, will be approximately 72.09% of the aggregate certificate principal balance of the Class A-P Certificates. It is expected that delivery of the Class A-P Certificates will be made only in book-entry form through the Same Day Funds Settlement System for DTC on or about April 28, 2005 against payment therefor in immediately available funds. The Class A-P Certificates are subject to the same rules, regulations and procedures as DTC registered certificates as described in the prospectus supplement.

     In accordance with the terms and conditions of a Class PO underwriting agreement, dated April 27, 2005, the Class PO underwriter has agreed to purchase and the depositor has agreed to sell the Class A-P Certificates. For purposes of the section entitled "Method of Distribution", the Class PO underwriting agreement, the Class PO underwriter and the Class A-P Certificates shall constitute an underwriting agreement, an underwriter and underwritten certificates, respectively, as described in such section. The Class PO underwriter and any dealers that may participate with the Class PO underwriter in the resale of the Class A-P Certificates may receive compensation from the depositor in the form of underwriting compensation or, in the case of dealers, compensation from the Class PO underwriter in the form of discounts, concessions or commissions. The Class PO underwriting agreement provides that the depositor will indemnify the Class PO underwriter, and that under limited circumstances the Class PO underwriter will indemnify the depositor, against some liabilities under the Securities Act of 1933, as amended, or contribute to payments required to be made in respect thereof. There is currently no secondary market for the Class A-P Certificates. The Class PO underwriter intends to make a secondary market in the Class A-P Certificates but is not obligated to do so. There can be no assurance that a secondary market for the Class A-P Certificates will develop, or if it does develop, that it will continue.

                               UBS INVESTMENT BANK
                              CLASS PO UNDERWRITER

The decrement table for the Class A-P Certificates under the section entitled "Certain Yield and Prepayment Considerations--Weighted Average Life" in the prospectus supplement shall be deleted in its entirety and replaced with the following decrement table:

       PERCENT OF INITIAL CERTIFICATE PRINCIPAL BALANCE OUTSTANDING AT THE
               FOLLOWING PERCENTAGES OF THE PREPAYMENT ASSUMPTION

                                                     CLASS A-P CERTIFICATES
                                                --------------------------------
                                                 0%     6%     18%    24%    30%
                                                ----   ----   ----   ----   ----
DISTRIBUTION DATE
-----------------
April 2005 ...................................  100%   100%   100%   100%   100%
April 2006 ...................................   99     93     81     75     69
April 2007 ...................................   97     86     65     56     48
April 2008 ...................................   96     80     53     42     33
April 2009 ...................................   94     74     43     31     23
April 2010 ...................................   93     68     34     23     16
April 2011 ...................................   91     63     28     18     11
April 2012 ...................................   89     58     22     13      7
April 2013 ...................................   87     53     18     10      5
April 2014 ...................................   85     49     14      7      3
April 2015 ...................................   83     45     11      5      2
April 2016 ...................................   80     41      9      4      2
April 2017 ...................................   78     37      7      3      1
April 2018 ...................................   75     34      6      2      1
April 2019 ...................................   73     31      5      2      *
April 2020 ...................................   70     28      4      1      *
April 2021 ...................................   67     25      3      1      *
April 2022 ...................................   63     22      2      1      *
April 2023 ...................................   60     20      2      *      *
April 2024 ...................................   56     17      1      *      *
April 2025 ...................................   52     15      1      *      *
April 2026 ...................................   48     13      1      *      *
April 2027 ...................................   43     11      1      *      *
April 2028 ...................................   39      9      *      *      *
April 2029 ...................................   34      8      *      *      *
April 2030 ...................................   29      6      *      *      *
April 2031 ...................................   23      5      *      *      *
April 2032 ...................................   17      3      *      *      *
April 2033 ...................................   11      2      *      *      *
April 2034 ...................................    4      1      *      *      *
April 2035 ...................................    0      0      0      0      0
Weighted Average Life in Years** (to Maturity)  18.9   10.5   4.6    3.5    2.7
------------
*    Indicates a number that is greater than zero but less than 0.5%.
** The weighted average life of an offered certificate is determined by (i) multiplying the net reduction, if any, of Certificate Principal Balance by the number of years from the date of issuance of the offered certificate to the related Distribution Date, (ii) adding the results, and (iii) dividing the sum by the aggregate of the net reductions of the Certificate Principal Balance described in (i) above.

THIS TABLE HAS BEEN PREPARED BASED ON THE STRUCTURING ASSUMPTIONS INDICATED IN THE PROSPECTUS SUPPLEMENT AND AS SUPPLEMENTED BY THIS SUPPLEMENT, INCLUDING THE ASSUMPTIONS REGARDING THE CHARACTERISTICS AND PERFORMANCE OF THE MORTGAGE LOANS WHICH DIFFER FROM THE ACTUAL CHARACTERISTICS AND PERFORMANCE THEREOF, AND SHOULD BE READ IN CONJUNCTION THEREWITH.

         The decrement table above and the pre-tax yield to maturity table below assume, among other things, the following structuring assumptions:

          o    the Class A-P Certificates will be purchased on April 28, 2005;

          o the scheduled monthly payment for each mortgage loan has been based on its outstanding balance and interest rate as of March 1, 2005 and remaining amortization term so that the mortgage loan will amortize in amounts sufficient for repayment thereof over its remaining term to maturity; and

          o as of March 1, 2005, the mortgage loans have the following weighted average characteristics:


                        ASSUMED MORTGAGE CHARACTERISTICS


                                                    DISCOUNT MORTGAGE    NON-DISCOUNT
              ASSUMED PURCHASE PRICE                       LOANS         MORTGAGE LOANS
------------------------------------------------    -----------------   ----------------
Aggregate principal balance ....................    $  89,438,310.41    $120,492,572.72
Weighted average mortgage rate .................        5.8379083995%            6.4731%
Weighted average servicing fee rate.............        0.2800000000%            0.3300%
Weighted average original term to maturity
(months) .......................................                 359                359
Weighted average remaining term
to maturity (months) ...........................                 355                355

     The pre-tax yield to maturity table for the Principal Only Certificates under the section entitled "Certain Yield and Prepayment Considerations--Principal Only Certificate, Class A-6 Certificate and Variable Strip Certificate Yield Considerations" in the prospectus supplement shall be deleted in its entirety and replaced with the following pre-tax yield to maturity table:


                   PRE-TAX YIELD TO MATURITY OF THE CLASS A-P
     CERTIFICATES AT THE FOLLOWING PERCENTAGES OF THE PREPAYMENT ASSUMPTION

  ASSUMED PURCHASE PRICE         0%     6%     18%     24%     30%
---------------------------     ----   ----   -----   -----   -----
$2,047,010 ................     2.1%   4.1%   10.0%   13.5%   17.4%


THIS TABLE HAS BEEN PREPARED BASED ON THE STRUCTURING ASSUMPTIONS INDICATED IN THE PROSPECTUS SUPPLEMENT AND AS SUPPLEMENTED BY THIS SUPPLEMENT, INCLUDING THE ASSUMPTIONS REGARDING THE CHARACTERISTICS AND PERFORMANCE OF THE MORTGAGE LOANS WHICH DIFFER FROM THE ACTUAL CHARACTERISTICS AND PERFORMANCE THEREOF, AND SHOULD BE READ IN CONJUNCTION THEREWITH.

     The model used to measure prepayments on the mortgage loans for purposes of the decrement table and yield table in this supplement, CPR, represents a constant rate of prepayment each month relative to the then outstanding principal balance of a pool of mortgage loans. For the mortgage loans, an 18% CPR assumes a constant prepayment rate of 18% per annum of the then outstanding principal balance of the related mortgage loans. CPR does not purport to be a historical description of prepayment experience or a prediction of the anticipated rate of prepayment of any pool of mortgage loans, including the mortgage loans in this mortgage pool.

     The second and third paragraphs and the servicer delinquency tables under the section entitled "Pooling and Servicing Agreement--The Master Servicer" in the prospectus supplement shall be deleted in their entirety and replaced with the following:

     The following tables set forth information concerning the delinquency experience, including pending foreclosures, on one- to four-family residential mortgage loans that generally complied with Residential Funding Corporation's Expanded Criteria Program at the time of purchase by Residential Funding Corporation and were being master serviced by Residential Funding Corporation on December 31, 1999, December 31, 2000, December 31, 2001, December 31, 2002, December 31, 2003 and December 31, 2004.

     As used in this prospectus supplement, a loan is considered to be "30 to 59 days" or "30 or more days" delinquent when a payment due on any due date remains unpaid as of the close of business on the last business day immediately prior to the next following monthly due date. The determination as to whether a loan falls into this category is made as of the close of business on the last business day of each month.

          EXPANDED CRITERIA MORTGAGE PROGRAM DELINQUENCY EXPERIENCE(1)


                            AT DECEMBER 31, 1999           AT DECEMBER 31, 2000         AT DECEMBER 31, 2001
                         --------------------------    --------------------------    --------------------------
                              BY         BY DOLLAR          BY         BY DOLLAR         BY          BY DOLLAR
                            NO. OF       AMOUNT OF        NO. OF       AMOUNT OF       NO. OF        AMOUNT OF
                            LOANS          LOANS          LOANS          LOANS          LOANS          LOANS
                         -----------    -----------    -----------   ------------    -----------    -----------
                              (DOLLAR AMOUNTS IN          (DOLLAR AMOUNTS IN            (DOLLAR AMOUNTS IN
                                   THOUSANDS)                   THOUSANDS)                     THOUSANDS)
Total Loan Portfolio.         92,149    $10,513,716        104,820   $12,512,690         101,210    $12,635,058
Period of Delinquency
30 to 59 days........          1,602        192,517          2,082       244,557           2,324        289,263
60 to 89 days........            236         28,610            372        44,459             477         64,448
90 days or more(2)...            307         35,045            409        44,171             516         62,039
Foreclosures Pending.            273         32,685            446        55,203             602         81,640
                         -----------    -----------    -----------   ------------    -----------    -----------
Total Delinquent Loans         2,418    $   288,858          3,309   $   388,390           3,919    $   497,389
                         ===========    ===========    ===========   ============    ===========    ===========
Percent of Loan
Portfolio............         2.624%         2.747%         3.157%        3.104%          3.872%         3.937%


                            AT DECEMBER 31, 2002           AT DECEMBER 31, 2003         AT DECEMBER 31, 2004
                         --------------------------    --------------------------    --------------------------
                             BY          BY DOLLAR         BY         BY DOLLAR           BY         BY DOLLAR
                            NO. OF       AMOUNT OF        NO. OF       AMOUNT OF        NO. OF       AMOUNT OF
                            LOANS          LOANS          LOANS           LOANS         LOANS          LOANS
                         -----------    -----------    -----------    -----------    -----------    -----------
                             (DOLLAR AMOUNTS IN            (DOLLAR AMOUNTS IN            (DOLLAR AMOUNTS IN
                                 THOUSANDS)                     THOUSANDS)                    THOUSANDS)
Total Loan Portfolio.         99,386    $12,962,473        101,112    $14,114,861        106,211    $15,669,395
Period of Delinquency
30 to 59 days........          2,147        280,302          2,182        284,482          2,032        282,672
60 to 89 days........            488         63,986            526         70,816            409         51,071
90 days or more(2)...            644         84,033            696         94,223            555         70,963
Foreclosures Pending.            769        102,671            787        103,707            747         88,396
                         -----------    -----------    -----------    -----------    -----------    -----------
Total Delinquent Loans         4,048    $   530,992          4,191    $   553,228          3,743    $   493,102
                         ===========    ===========    ===========    ===========    ===========    ===========
Percent of Loan
Portfolio............         4.073%         4.096%         4.145%         3.919%         3.524%         3.147%

---------------------
(1)  The table relates only to the mortgage loans referred to above.
(2)  Does not include foreclosures pending.

      EXPANDED CRITERIA MORTGAGE PROGRAM REDUCED DOCUMENTATION DELINQUENCY
                                  EXPERIENCE(1)


                            AT DECEMBER 31, 1999           AT DECEMBER 31, 2000         AT DECEMBER 31, 2001
                         --------------------------    --------------------------    --------------------------
                              BY         BY DOLLAR          BY         BY DOLLAR         BY          BY DOLLAR
                            NO. OF       AMOUNT OF        NO. OF       AMOUNT OF       NO. OF        AMOUNT OF
                            LOANS          LOANS          LOANS          LOANS          LOANS          LOANS
                         -----------    -----------    -----------   ------------    -----------    -----------
                              (DOLLAR AMOUNTS IN          (DOLLAR AMOUNTS IN            (DOLLAR AMOUNTS IN
                                   THOUSANDS)                   THOUSANDS)                     THOUSANDS)
Total Loan Portfolio.         37,066    $ 5,021,100         44,520   $  6,234,461         45,103    $ 6,477,882
Period of Delinquency
30 to 59 days........            573         83,679            742        104,823            901        131,032
60 to 89 days........             65         11,033            118         17,904            185         29,788
90 days or more(2)...             77         13,377            123         17,598            165         27,231
Foreclosures Pending.             80         12,263            113         19,378            198         34,074
                         -----------    -----------    -----------   ------------    -----------    -----------
Total Delinquent Loans           795    $   120,353          1,096   $    159,703          1,449    $   222,125
                         ===========    ===========    ===========   ============    ===========    ===========
Percent of Loan
Portfolio............         2.145%         2.397%         2.462%         2.562%         3.213%         3.429%

                            AT DECEMBER 31, 2002           AT DECEMBER 31, 2003         AT DECEMBER 31, 2004
                         --------------------------    --------------------------    --------------------------
                             BY          BY DOLLAR         BY         BY DOLLAR           BY         BY DOLLAR
                            NO. OF       AMOUNT OF        NO. OF       AMOUNT OF        NO. OF       AMOUNT OF
                            LOANS          LOANS          LOANS           LOANS         LOANS          LOANS
                         -----------    -----------    -----------    -----------    -----------    -----------
                             (DOLLAR AMOUNTS IN            (DOLLAR AMOUNTS IN            (DOLLAR AMOUNTS IN
                                 THOUSANDS)                     THOUSANDS)                    THOUSANDS)
Total Loan Portfolio.         45,867    $ 6,776,784         51,824    $ 8,071,748         56,271    $ 9,191,522
Period of Delinquency
30 to 59 days........            893        131,270            934        142,682            946        161,218
60 to 89 days........            216         33,636            216         35,031            186         26,348
90 days or more(2)...            206         37,139            258         43,618            225         34,430
Foreclosures Pending.            251         41,335            279         44,333            268         42,461
                         -----------    -----------    -----------    -----------    -----------    -----------
Total Delinquent Loans         1,566    $   243,380          1,687    $   265,664          1,625    $   264,457
                         ===========    ===========    ===========    ===========    ===========    ===========
Percent of Loan
Portfolio............         3.414%         3.591%         3.255%         3.291%         2.888%         2.877%

---------------------
(1)  The table relates only to the mortgage loans referred to above.
(2)  Does not include foreclosures pending.

     The following shall supplement the information under the section entitled "Use of Proceeds":

     The net proceeds from the sale of the Class A-P Certificates to the Class PO underwriter will be paid to the depositor. The depositor will use the proceeds to purchase the Class A-P Certificates from Residential Funding Corporation.

     As previously mentioned, the information in this supplement regarding the mortgage loans is as of March 1, 2005, except as otherwise indicated. Investors should review the most recent monthly statement to certificateholders attached hereto as Appendix A, which includes, among other things, limited updated information regarding the mortgage loans and delinquency and loss information as of April 1, 2005 and limited updated information regarding the certificates giving effect to the April 25, 2005 distribution date. This monthly statement is included as part of this supplement and each monthly statement to certificateholders filed with the Securities and Exchange Commission is hereby incorporated by reference. Any monthly statements to certificateholders will be made available upon request by contacting the trustee as described in the prospectus supplement.

                               UBS INVESTMENT BANK
                              CLASS PO UNDERWRITER

     This supplement may be used to offer or sell the certificates offered hereby only if accompanied by the prospectus supplement and prospectus.

     Dealers will be required to deliver a supplement, prospectus supplement and prospectus when acting as underwriters of the certificates offered hereby and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the offered certificates, whether or not participating in this offering, may be required to deliver a supplement, prospectus supplement and prospectus until ninety days after the date of this supplement.

                                                                      APPENDIX A

                     MONTHLY STATEMENT TO CERTIFICATEHOLDERS

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               RESIDENTIAL FUNDING CORPORATION (MASTER SERVICER)
                   RESIDENTIAL ACCREDIT LOANS, INC. (COMPANY)
 MORTGAGE ASSET-BACKED PASS-THROUGH CERTIFICATES SERIES 2005-QS1(POOL # 4931) STATEMENT TO CERTIFICATEHOLDERS
DISTRIBUTION SUMMARY FOR POOL#   4931
_______________________________________________________________________________
                                       PRINCIPAL       CURRENT
                     ORIGINAL       BALANCE BEFORE   PASS-THROUGH    PRINCIPAL
CLASS   CUSIP       FACE VALUE       DISTRIBUTION       RATE       DISTRIBUTION
_______________________________________________________________________________
A-1     76110HN88   100,000,000.00  97,457,939.11     5.500000  %  2,377,993.94
A-2     76110HN96    10,000,000.00  10,000,000.00     5.500000  %          0.00
A-3     76110HP29    10,000,000.00  10,000,000.00     5.500000  %          0.00
A-4     76110HP37     5,000,000.00   4,872,896.96     5.500000  %    118,899.70
A-5     76110HP45    76,378,000.00  74,436,424.74     5.500000  %  1,816,264.22
A-6     76110HP52             0.00           0.00     5.750000  %          0.00
A-P     76110HP60     3,024,878.67   2,987,886.64     0.000000  %     74,952.30
A-V     76110HP78             0.00           0.00     0.225623  %          0.00
R-I     76110HP86           100.00           0.00     5.750000  %          0.00
R-II    76110HP94           100.00           0.00     5.750000  %          0.00
M-1     76110HQ28     4,507,400.00   4,499,199.78     5.750000  %      4,092.77
M-2     76110HQ36     1,824,100.00   1,820,781.45     5.750000  %      1,656.30
M-3     76110HQ44     1,287,600.00   1,285,257.50     5.750000  %      1,169.16
B-1     76110HN54     1,072,900.00   1,070,948.10     5.750000  %        974.21
B-2     76110HN62       858,400.00     856,838.33     5.750000  %        779.44
B-3     76110HN70       643,881.93     642,710.53     5.750000  %        584.65

-------------------------------------------------------------------------------
                  214,597,360.60   209,930,883.14                  4,397,366.69
===============================================================================
_______________________________________________________________________________
                                                                      REMAINING
            INTEREST         TOTAL         DEFERRED    REALIZED       PRINCIPAL
           DISTRIBUTION   DISTRIBUTION     INTEREST     LOSSES         BALANCE
_______________________________________________________________________________
A-1       446,682.22  2,824,676.16            0.00       0.00     95,079,945.17
A-2        45,833.33     45,833.33            0.00       0.00     10,000,000.00
A-3        45,833.33     45,833.33            0.00       0.00     10,000,000.00
A-4        22,334.11    141,233.81            0.00       0.00      4,753,997.26
A-5       341,166.95  2,157,431.17            0.00       0.00     72,620,160.52
A-6        40,993.18     40,993.18            0.00       0.00              0.00
A-P             0.00     74,952.30            0.00       0.00      2,912,934.34
A-V        39,471.05     39,471.05            0.00       0.00              0.00
R-I             0.00          0.00            0.00       0.00              0.00
R-II            0.00          0.00            0.00       0.00              0.00
M-1        21,558.67     25,651.44            0.00       0.00      4,495,107.01
M-2         8,724.58     10,380.88            0.00       0.00      1,819,125.15
M-3         6,158.53      7,327.69            0.00       0.00      1,284,088.34
B-1         5,131.63      6,105.84            0.00       0.00      1,069,973.89
B-2         4,105.68      4,885.12            0.00       0.00        856,058.89
B-3         3,079.65      3,664.30            0.00       0.00        642,125.88

-------------------------------------------------------------------------------
        1,031,072.91  5,428,439.60            0.00       0.00    205,533,516.45
===============================================================================















































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               RESIDENTIAL FUNDING CORPORATION (MASTER SERVICER)
                   RESIDENTIAL ACCREDIT LOANS, INC. (COMPANY)
 MORTGAGE ASSET-BACKED PASS-THROUGH CERTIFICATES SERIES 2005-QS1(POOL # 4931) STATEMENT TO CERTIFICATEHOLDERS
DISTRIBUTION SUMMARY FOR POOL#   4931
_______________________________________________________________________________


AMOUNTS PER $1,000 UNIT
_______________________________________________________________________________
       BEGINNING                                                        ENDING
       BALANCE    PRINCIPAL     INTEREST      TOTAL      DEFERRED       BALANCE
CLASS  FACTOR     FACTOR        FACTOR     DISTRIBUTION  INTEREST       FACTOR
_______________________________________________________________________________
A-1     974.579391   23.779939     4.466822    28.246761   0.000000  950.799452
A-2    1000.000000    0.000000     4.583333     4.583333   0.000000 1000.000000
A-3    1000.000000    0.000000     4.583333     4.583333   0.000000 1000.000000
A-4     974.579392   23.779940     4.466822    28.246762   0.000000  950.799452
A-5     974.579391   23.779939     4.466822    28.246761   0.000000  950.799452
A-6       0.000000    0.000000     0.000000     0.000000   0.000000    0.000000
A-P     987.770741   24.778617     0.000000    24.778617   0.000000  962.992124
A-V       0.000000    0.000000     0.000000     0.000000   0.000000    0.000000
R-I       0.000000    0.000000     0.000000     0.000000   0.000000    0.000000
R-II      0.000000    0.000000     0.000000     0.000000   0.000000    0.000000
M-1     998.180720    0.908011     4.782950     5.690961   0.000000  997.272709
M-2     998.180718    0.908009     4.782950     5.690959   0.000000  997.272709
M-3     998.180724    0.908015     4.782953     5.690968   0.000000  997.272709
B-1     998.180725    0.908016     4.782953     5.690969   0.000000  997.272709
B-2     998.180724    0.908015     4.782945     5.690960   0.000000  997.272709
B-3     998.180717    0.908008     4.782942     5.690950   0.000000  997.272709

_______________________________________________________________________________


DETERMINATION DATE       21-April-05
DISTRIBUTION DATE        25-April-05

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               RESIDENTIAL FUNDING CORPORATION (MASTER SERVICER)
                   RESIDENTIAL ACCREDIT LOANS, INC. (COMPANY)
 MORTGAGE ASSET-BACKED PASS-THROUGH CERTIFICATES SERIES 2005-QS1 (POOL #  4931)
                    STATEMENT TO CERTIFICATEHOLDERS
              ADDITIONAL RELATED INFORMATION FOR POOL 4931
_______________________________________________________________________________

SERVICING COMPENSATION RECEIVED BY SUB-SERVICER                       43,764.02
SERVICING COMPENSATION RECEIVED BY MASTER SERVICER                     9,482.35

SUBSERVICER ADVANCES THIS MONTH                                       16,048.18
MASTER SERVICER ADVANCES THIS MONTH                                        0.00


                                                          NUMBER OF   PRINCIPAL
DELINQUENCIES:                                              LOANS      BALANCE

 (A)  ONE MONTHLY PAYMENT:                                    12   2,527,205.16

 (B)  TWO MONTHLY PAYMENTS:                                    1      88,320.08

 (C)  THREE OR MORE MONTHLY PAYMENTS:                          0           0.00


FORECLOSURES
  NUMBER OF LOANS                                                             0
  AGGREGATE PRINCIPAL BALANCE                                              0.00

SCHEDULED PRINCIPAL BALANCE OF MORTGAGE LOANS AFTER
DISTRIBUTION                                                     205,533,516.45

AGGREGATE NUMBER OF LOANS IN THE POOL AS OF THE
DETERMINATION DATE                                                        1,150

NUMBER OF REO LOANS ACQUIRED
INCLUDING ANY PENDING CASH LIQUIDATIONS                                       0

BOOK VALUE OF REAL ESTATE ACQUIRED THROUGH
FORECLOSURE OR GRANT OF A DEED IN LIEU OF
FORECLOSURE, INCLUDING ANY PENDING CASH LIQUIDATIONS                       0.00

REMAINING SUBCLASS INTEREST SHORTFALL                                      0.00

CLASS A SHORTFALL (PRINCIPAL)                                              0.00
CLASS A SHORTFALL (INTEREST)                                               0.00

TOTAL PREPAYMENTS INCLUDED IN THIS DISTRIBUTION                    4,206,181.36

TOTAL REPURCHASES INCLUDED IN THIS DISTRIBUTION                            0.00

DISTRIBUTION PERCENTAGES:
                                     SENIOR        CLASS M        CLASS B
CURRENT DISTRIBUTION         95.08283200 %     3.67504000 %    1.22444920 %
PREPAYMENT PERCENT          100.00000000 %     0.00000000 %    0.00000000 %
NEXT DISTRIBUTION            94.98250400 %     3.69687661 %    1.26747180 %

      BANKRUPTCY AMOUNT AVAILABLE                         100,000.00
      FRAUD AMOUNT AVAILABLE                            4,291,947.00
      SPECIAL HAZARD AMOUNT AVAILABLE                   2,145,974.00

ENDING GROSS WEIGHTED AVERAGE INTEREST RATE                          6.20290501
ENDING WEIGHTED AVERAGE MATURITY, IN MONTHS                              354.20

POOL TRADING FACTOR:                                                95.77634873